                                                                   EXHIBIT 10.12

[LIPID SCIENCES LOGO]

                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT (the "Agreement"), which is effective as of August 25, 2000, is between Lipid Sciences, Inc., a Delaware corporation (the "Company"), and Jo-Ann Maltais, Ph.D. ("Executive"), who agree as follows. The Company and Executive are hereinafter collectively referred to as the "Parties," and may individually be referred to as a "Party."

                                    RECITALS

         A. The Company desires assurance of the association and services of Executive in order to retain Executive's experience, skills, abilities, background and knowledge, and is willing to engage Executive's services on the terms and conditions set forth in this Agreement; and

         B. Executive desires to be in the employ of the Company and is willing to accept this employment on the terms and conditions set forth in this Agreement.

                                    AGREEMENT

         1. EMPLOYMENT.

                  1.1 The Company will employ Executive, and Executive hereby accepts employment by the Company, upon the terms and conditions set forth in this Agreement, effective as of the date first set forth above ("Effective Date"), for the term of one year from the Effective Date. This agreement will automatically be renewed for the term of one year unless either party gives notice to the other at least 60 days prior to the expiration of the then current term of employment of such party's intention not to renew.

                  1.2 Executive will be the Vice President Scientific Affairs. Executive will report to the President/CEO.

                  1.3 Executive will do and perform all services, acts or things necessary or advisable to manage and conduct the Scientific Affairs of the Company, provided, however, that at all times during her employment Executive will be subject to the direction of the President/CEO. Executive's duties will include, but not be limited to, participation in the creation and management of
(1) the overall strategy of the Company's product development plan, (2) it's clinical application platforms, (3) the external product development process with outside vendors, (4) the Company's training programs, as well as the preparation of the annual budget for her department, and assist in the Company's areas of new business development, regulatory affairs and clinical programs.

                  1.4 Unless the Parties otherwise agree in writing, prior to Executive's termination in accordance with this Agreement, Executive will perform the services she is required to perform in accordance with the terms of this Agreement, reporting to the Company's offices and the President/CEO.

         2. LOYAL AND CONSCIENTIOUS PERFORMANCE; NONCOMPETITION.

                  2.1 During her employment by the Company, Executive will devote her full business employment, interest, abilities and productive time to the proper and efficient performance of her duties under this Agreement. Executive may not be employed by another company or receive compensation for employment from any other sources.

                  2.2 During her employment by the Company, Executive may not engage in competition with the Company, either directly or indirectly, in any manner or capacity, as adviser, principal, agent, partner, officer, director, employee, member of any association or otherwise, in any phase of the business of developing, manufacturing and marketing of products that are in the same field of use or which otherwise directly compete with the products or proposed products of the Company.

         3. COMPENSATION OF EXECUTIVE.

                  3.1 The Company will pay Executive a salary of One Hundred Seventy-Five Thousand Dollars ($175,000) per year ("Base Salary"), payable in regular periodic payments in accordance with Company policy. Such salary will be prorated for any partial year of employment on the basis of a 365-day fiscal year.

                  3.2 Executive's compensation may be changed from time to time by mutual agreement of Executive the CEO and Board of Directors.

                  3.3 All of Executive's compensation is subject to customary withholding taxes and any other employment taxes as are commonly required to be collected or withheld by the Company.

                  3.4 Executive will, in the discretion of the Board and in accordance with Company policy, be entitled to participate in benefits under any employee benefit plan or arrangement made available by the Company now or in the future to its executives and key management employees.

                  3.5 Executive's performance will be reviewed by the CEO on a periodic basis (not less than once each fiscal year). The CEO with approval of the Board may, in their sole discretion, award bonuses to Executive as will be appropriate or desirable based on Executive's performance. Executive will be reviewed within twelve months of commencing employment hereunder.

                  3.6 Executive will be granted options to purchase the Company's common stock. The number of options to be granted has been determined by the parties and will be set forth in a separate stock option agreement, attached as EXHIBIT A. As of the Effective Date of this Agreement, the Company will grant Executive an option to purchase up to seventy-five thousand (75,000) shares of the Company's common stock. The exercise price per share of these options (the "Options") will be equal to $5.00 per share. Options will vest as to nine thousand three hundred seventy-five (9,375) shares following the first six (6) continuous months of service with the Company and the remainder over three and one half years at the rate of 1/42nd per month of the total 75,000 shares.

                  3.7 Executive is entitled to receive prompt reimbursement of all reasonable expenses incurred by Executive in performing Company services, including expenses related to travel, entertainment, parking, and business meetings. These expenses will be accounted for in accordance with the policies and procedures established by the Company.

                  3.8 In order to assist you in your transition to California, LSI will reimburse you customary and reasonable relocation expenses. Included in your relocation reimbursement are two house hunting trips for yourself and your spouse; one-way relocation airline tickets for yourself and your dependents; a maximum of 60 days temporary housing; packing, insured transportation and unpacking of household goods (including one personal vehicle); a maximum of 60 days insured household good storage; transportation of household goods to the final residence upon termination of temporary housing and storage; a maximum of 60 days rental car, if necessary; and relocation of one personal vehicle at the current approved Company mileage reimbursement rate if you choose to relocate by vehicle rather than by air transportation. Transportation of non-household items such as boats, recreational vehicles and pets, will be at the employee's expense. Temporary housing costs are limited to lodging expenses. Costs incurred for personal items, such as pet deposits, additional rent for pets, telephone expenses, meal expenses, etc., are the responsibility of the employee. Under no circumstances is LSI liable for any damages that may occur during the transportation and storage of household goods. Also included in your relocation package, the Company will reimburse you for your closing costs on the sale of your current residence; your portion of closing costs on the purchase of a new residence; and any tax "gross-ups" on these expenses for tax purposes. For your information, relocation reimbursements are included in annual gross income and will appear on your W2. It will be your responsibility to seek outside tax counsel for assistance with taxable deductions, if any, on your personal income tax return.

                  3.9 All reasonable and customary relocation expenses as outlined above, including tax "gross-ups", will be reimbursed by LSI, up to a maximum of $75,000. In consideration of the payment of the above relocation expenses by LSI, you agree that, should you voluntarily leave the employ of LSI for any reason, prior to the successful completion of one year of service, you will reimburse LSI for any and all relocation expenses incurred on your behalf on the day of termination. Should any action be instituted for the collection of this relocation, the reasonable costs and attorneys' fees therein of the Company shall be paid by the undersigned.


         4. TERMINATION: Either party may terminate this Agreement and Executive's employment without cause, upon thirty (30) days written notice. Upon termination, the Company will be released from any and all obligations under this Agreement, except in the event the Executive's employment is involuntarily terminated by the Company for other than "good cause," then Executive will resign from all positions with the Company, and enter into a consulting arrangement for four (4) months commencing immediately after the termination date. In consideration for such consulting arrangement, Executive will continue to be paid salary and benefits for four (4) months. However, if Executive obtains new full time employment during such four (4) month period, any salary paid pursuant to such arrangement will be offset from amounts due under this Letter Agreement. Executive's obligations under Paragraph 5 of this Agreement will continue beyond her termination of employment.

         5. CONFIDENTIAL INFORMATION; NONSOLICITATION.

                  5.1 Executive recognizes that her employment with the Company will involve contact with information of substantial value to the Company, which is not old and generally known in the trade, and which gives the Company an advantage over its competitors who do not know or use it, including but not limited to, techniques, designs, drawings, processes, inventions, developments, equipment, prototypes, sales and customer information, and business and financial information relating to the business, products, practices and techniques of the Company (hereinafter referred to as "Confidential Information"). Executive will at all times regard and preserve as confidential such Confidential Information obtained by Executive from whatever source and will not, either during her employment with the Company or thereafter, publish or disclose any part of such Confidential Information in any manner at any time, or use the same except on behalf of the Company, without the prior written consent of the Company; provided, however, that Executive may disclose Confidential Information in the best interest of the Company with properly executed Company confidentiality or secrecy agreements with the third party. As a condition of this Agreement, the Executive will sign and return a copy of the Company's Proprietary Information and Inventions Agreement, attached as EXHIBIT B.

                  5.2 While employed by the Company and for one (1) year thereafter, in order to protect the Company's confidential and proprietary information from unauthorized use, Executive may not, either directly or through others, (i) solicit or attempt to solicit any employee, consultant or independent contractor of the Company to terminate his or her relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or business entity; or (ii) solicit or attempt to solicit the business of any customer, vendor or distributor of the Company which, at the time of termination or one (1) year immediately prior thereto, was listed on the Company's customer, vendor or distributor list.

         6. SUCCESSORS. The Company will require any successor (whether direct or indirect, by purchase, merger, or consolidation) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance reasonably satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

         7. ASSIGNMENT AND BINDING EFFECT. This Agreement is binding on and inures to the benefit of Executive and Executive's heirs, executors, personal representatives, assigns, administrators and legal representatives. Because of the unique and personal nature of Executive's duties under this Agreement, neither this Agreement nor any rights or obligations under this Agreement are assignable by Executive. This Agreement is binding on and inures to the benefit of the Company and its successors, assigns and legal representatives.

         8. NOTICES. All notices or demands of any kind required or permitted to be given by the Company or Executive under this Agreement will be given in writing and will be personally delivered (and receipted for) or mailed by certified mail, return receipt requested, postage prepaid.

         9. CHOICE OF LAW. This Agreement will be construed and interpreted in accordance with the laws of the State of California, without regard to the conflict of laws provision thereof.

         10. INTEGRATION. This Agreement contains the complete, final and exclusive agreement of the Parties relating to the subject matter of this Agreement, and supersedes all prior oral and written employment agreements or arrangements between the Parties.

         11. AMENDMENT. This Agreement may not be amended or modified except by a written agreement signed by Executive and the Company.

         12. WAIVER. No term, covenant or condition of this Agreement or any breach thereof will be deemed waived, except with the written consent of the Party against whom the wavier in claimed, and any waiver or any such term, covenant, condition or breach will not be deemed to be a waiver of any preceding or succeeding breach of the same or any other term, covenant, condition or breach.

         13. SEVERABILITY. The finding by a court of competent jurisdiction of the unenforceability, invalidity or illegality of any provision of this Agreement will not render any other provision of this Agreement unenforceable, invalid or illegal. Such court will have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision which most accurately represents the parties' intention with respect to the invalid or unenforceable term or provision.

         14. INTERPRETATION; CONSTRUCTION. The headings set forth in this Agreement are for convenience of reference only and will not be used in interpreting this Agreement. Executive has been encouraged, and has consulted with, her own independent counsel and tax advisors with respect to the terms of this Agreement. The Parties acknowledge that each Party and its counsel has reviewed and revised, or had an opportunity to review and revise, this Agreement, and the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party will not be employed in the interpretation of this Agreement.

         15. REPRESENTATIONS AND WARRANTIES. Executive represents and warrants that, to the best of Executive's knowledge, she is not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that her execution and performance of this Agreement will not violate or breach any other agreements between Executive and any other person or entity.

         16. COUNTERPARTS. This Agreement may be executed in two counterparts, each of which will be deemed an original, all of which together will contribute one and the same instrument.

         17. ARBITRATION. If any dispute arises regarding the application, interpretation, or enforcement of this Agreement, including fraud in the inducement, the dispute will be resolved by final and binding arbitration before one arbitrator at the Judicial Arbitration and Mediation Service in Los Angeles, California. The decision of the arbitrator will be final and may not be appealed by either of the Parties.

         18. ATTORNEYS' FEES AND COSTS. The prevailing party in any dispute arising out of this Agreement, will be entitled to reimbursement by the losing party of all of its or her attorneys' fees and costs including, but not limited to, arbitrator's fees and expert's fees.

         IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.


THE COMPANY:                                LIPID SCIENCES, INC.



                                            By:
                                               --------------------------------
                                                     Phil Radlick
                                                     President/CEO



EXECUTIVE:
                                            -----------------------------------
                                                     Jo-Ann B. Maltais, Ph.D.